UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a - 101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.__)

Filed by the registrant ☑
Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement.
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
☑	Definitive proxy statement.
☐	Definitive additional materials.
☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

COMSTOCK RESOURCES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box) :

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth amount on which filing fee is calculated and state how it was determined):
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5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offering fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of the filing.

1)	Amount previously paid:
2)	Form, Schedule or Registration Statement No.:
3)	Filing Party:
4)	Date Filed:

COMSTOCK RESOURCES, INC.
Notice of 2005 Annual Meeting of Stockholders
and Proxy Statement

Please Complete, Sign, Date
And Return Your Proxy Promptly

Monday, May 16, 2005
10:00 A.M.
Westin Stonebriar Resort
1549 Legacy Drive
Frisco, Texas 75034

COMSTOCK RESOURCES, INC. 5300 TOWN AND COUNTRY BLVD. SUITE 500 FRISCO, TEXAS 75034

April 19, 2005

Dear Comstock Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Comstock Resources, Inc. The meeting will be held at 10:00 a.m., local time, on Monday, May 16, 2005, at the Westin Stonebriar Resort at 1549 Legacy Drive in Frisco, Texas. Your Board of Directors and management look forward to greeting those of you who are able to attend in person. We have included a map and directions to the meeting site on the back page of this proxy statement.

•	You will find enclosed the Notice of Annual Meeting of Stockholders on the following page that identifies two proposals for your action.

•	At the meeting we will present a report on Comstock’s 2004 operating results and on other matters of interest to you.

•	You will find enclosed our 2004 Annual Report, which includes our financial statements.

     Your vote is important. The Board of Directors appreciates and encourages stockholder participation in Comstock’s affairs. Whether or not you can attend the meeting, please read the Proxy Statement carefully, then sign, date and return the enclosed proxy promptly in the envelope provided, so that your shares will be represented at the meeting.

     On behalf of the Board of Directors, thank you for your cooperation and continued support.

Sincerely,

M. Jay Allison
Chairman of the Board and President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
INTRODUCTION
VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSALS TO BE VOTED UPON
CORPORATE GOVERNANCE MATTERS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION GRANTS
OPTION EXERCISES IN 2004/OPTIONS HELD AT YEAR END
PERFORMANCE GRAPH
OTHER MATTERS
ANNUAL MEETING OF STOCKHOLDERS

COMSTOCK RESOURCES, INC.

5300 Town and Country Blvd.
Suite 500
Frisco, Texas 75034

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 16, 2005

     The 2005 Annual Meeting of Stockholders of Comstock Resources, Inc. will be held at the Westin Stonebriar Resort at 1549 Legacy Drive in Frisco, Texas, on Monday, May 16, 2005, at 10:00 a.m., local time, for the following purposes:

1.	To elect two Class B directors to serve a term of three years until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP our independent registered public accounting firm for 2005; and

3.	To transact such other business as may properly come before the meeting and any adjournments thereof.

     You must be a stockholder of record at the close of business on April 14, 2005 to be entitled to vote at the annual meeting.

     Your participation in Comstock’s affairs is important. Our officers will be present to respond to questions from stockholders. To ensure your representation, if you do not expect to be present at the meeting, please sign and date the enclosed proxy card and return to us promptly. A stamped envelope has been provided for your convenience. The prompt return of proxies will ensure a quorum and save us the expense of future solicitation.

By Order of the Board of Directors,

Roland O. Burns
Secretary

April 19, 2005

IMPORTANT

TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

COMSTOCK RESOURCES, INC.
5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034

PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 16, 2005

INTRODUCTION

     Our Board of Directors is soliciting your proxy to encourage your participation in the voting at the annual meeting and to obtain your support on the proposals being voted on. You are invited to attend the annual meeting and vote your shares directly. However, even if you do not attend, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf. Our principal executive offices are located at 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034.

This Proxy Solicitation

     There are two parts to this solicitation: the proxy card and this proxy statement. The proxy card is the means by which you actually authorize another person to vote your shares in accordance with your instructions. We are first sending the notice, this proxy statement, and the proxy card on or about April 19, 2005 to all stockholders entitled to vote.

     This proxy statement provides you with a variety of information on the proposals and other matters that you may find useful in determining how to vote. It is divided into six sections following this Introduction:

•	“Voting,” page 2

•	“Security Ownership of Certain Beneficial Owners and Management,” page 3

•	“Proposals to be Voted Upon,” page 4

•	“Corporate Governance Matters,” page 6

•	“Executive Compensation,” page 8

•	“Other Matters,” page 16

     For your reference, a table showing the performance of our common stock over the past five years is included on page 15.

     We are soliciting your proxy for the 2005 annual meeting and will pay for soliciting these proxies. Our directors, officers and employees may solicit proxies in person, by telephone or by other electronic means of communication. We have also retained American Stock Transfer & Trust Company to assist in distributing proxy solicitation materials. We will reimburse brokers and other nominees for reasonable out-of-pocket expenses they incur in forwarding these proxy materials to you if you are a beneficial owner.

The Annual Meeting

     The annual meeting will be held on Monday, May 16, 2005 at the Westin Stonebriar Resort in Frisco, Texas, beginning at 10:00 a.m. local time. A quorum of stockholders is necessary to hold a valid meeting. A majority of our common stock must be represented at the annual meeting, whether in person or by proxy, for a quorum to exist.

     Abstentions and broker non-votes will be counted in determining whether or not there is a quorum at the annual meeting. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on other matters because he does not have the authority to do so. Abstentions and broker non-votes will not be counted when tabulating the votes cast on the election of the directors.

Stockholders

     On April 14, 2005, we had 40,718,322 issued and outstanding shares of common stock, held by approximately 7,500 beneficial stockholders. Such shares are eligible to vote at the annual meeting.

     You are entitled to one vote at the annual meeting for each share of our common stock that you owned of record at the close of business on April 14, 2005. The number of shares you own (and may vote) is listed on the enclosed proxy card.

VOTING

How to Vote Your Shares

     You may vote your shares at the annual meeting in person or by proxy. To vote in person, you must attend the annual meeting, and obtain and submit a ballot, which will be provided at the meeting. To vote by proxy, you must complete, sign, date and return the enclosed proxy card.

     The proxy card is fairly simple to complete, with specific instructions right on the card. By completing and submitting it, you will direct the designated persons (known as “proxies”) to vote your shares at the annual meeting in accordance with your instructions. The Board of Directors has appointed M. Jay Allison and Roland O. Burns to serve as the proxies for the annual meeting.

     Your proxy will be valid only if you sign, date and return it so that it is received before the annual meeting. If you complete all of the proxy card except the voting instructions, then the designated proxies will vote your shares “for” the election of the nominated directors and “for” the ratification of Ernst & Young LLP as our independent registered public accounting firm. If any nominee for election to the Board of Directors is unable to serve, which is not anticipated, or if any other matters properly come before the meeting, then the designated proxies will vote your shares in accordance with their best judgment. The Board of Directors knows of no matters, other than those described above, to be presented for consideration at the annual meeting.

     You may revoke your proxy at any time before it is exercised by any of the following means:

•	Notifying our Corporate Secretary in writing of such revocation;

•	Submitting a properly completed and later dated proxy; or

•	Attending the annual meeting and voting in person. Your attendance at the annual meeting will not by itself revoke a proxy; you must vote your shares at the meeting for your proxy to be revoked.

Where to Find Voting Results

     We will publish the voting results in our Quarterly Report on Form 10-Q for the second quarter of 2005, which we intend to file with the Securities and Exchange Commission in August 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth stockholder information as of April 14, 2005, for persons known to us to be large stockholders (5% or more), directors or executive officers. Ownership of our common stock is shown in terms of “beneficial ownership.” A person generally “beneficially owns” shares if he has either the right to vote those shares or dispose of them. More than one person may be considered to beneficially own the same shares. In this proxy statement, unless otherwise noted, a person has sole voting and dispositive power for those shares shown as beneficially owned by him. Shares shown as beneficially owned by our directors or executive officers include shares that they have the right to acquire by exercising options on or before June 13, 2005. The percentages shown in this proxy statement compare the person’s beneficially owned shares with the total number of shares of our common stock outstanding on April 14, 2005 (40,718,322 shares) plus the number of unissued shares as to which such person has the right to acquire voting or dispositive power on or before June 13, 2005.

	Shares Beneficially Owned
Name of Beneficial Owner (1)	Number (2)		Percent
M. Jay Allison(3)	2,158,404		5.2%
President, Chief Executive Officer and
Chairman of the Board of Directors
Roland O. Burns(3)	643,972		1.6%
Director, Senior Vice President, Chief
Financial Officer, Secretary and Treasurer
Mack D. Good	80,000		*
Chief Operating Officer
David K. Lockett	43,536		*
Director
Cecil E. Martin, Jr.	51,399		*
Director
Stephen E. Neukom	52,500		*
Vice President of Marketing
Richard G. Powers	112,000		*
Vice President of Land
Daniel K. Presley	80,000		*
Vice President of Accounting
David W. Sledge	74,864		*
Director
Michael W. Taylor	72,500		*
Vice President of Corporate Development
Nancy E. Underwood	20,000		*
Director

All Executive Officers and Directors as a Group (11 Persons)	3,389,175		8.1%

Barclays Private Bank Limited
59/60 Grosvenor Street	3,480,921	(4)	7.9%
London, England

*	Indicates less than one percent.

(1)	Unless otherwise noted, the address of each beneficial owner is c/o Comstock Resources, Inc., 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034.

(2)	Includes shares issuable pursuant to stock options which are presently exercisable or exercisable within 60 days of April 14, 2005 in the following amounts: Mr. Allison–1,440,000 shares; Mr. Burns–385,000 shares; Mr. Good–30,000 shares; Mr. Lockett–40,000 shares; Mr. Martin–40,000 shares; Mr. Neukom–32,500 shares; Mr. Powers–92,000 shares; Mr. Presley–60,000 shares; Mr. Sledge–40,000 shares; Mr. Taylor–47,500 shares; Ms. Underwood-20,000 shares; and all executive officers and directors–2,227,000 shares.

(3)	In addition, Mr. Allison and Mr. Burns each own 1,000,000 Class C restricted units in our 59.9% owned subsidiary, Bois d’Arc Energy, LLC. The Class C units held by each of Mr. Allison and Mr. Burns have the potential to convert into 1% of the ownership of Bois d’Arc Energy, LLC.

(4)	Represents shares held on December 31, 2004, based on filing on Schedule 13G dated February 14, 2005.

PROPOSALS TO BE VOTED UPON

(1) Election of Directors

     On the agenda for the annual meeting will be the election of two Class B directors each to serve a term of three years beginning at this annual meeting. The nominees receiving the greatest number of votes cast will be elected. So, if you do not vote for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee. A “broker non-vote” will also have no effect on the outcome since only a plurality of votes actually cast is required to elect a director. Our Board of Directors presently consists of six members comprised of three classes (Class A, B and C). Directors are elected in classes to serve terms of three years. The current Class B directors, whose terms will expire at the annual meeting, are M. Jay Allison and David W. Sledge. The Class C directors, whose terms expire in 2006, are Roland O. Burns and David K. Lockett. The Class A directors, whose terms expire in 2007, are Cecil E. Martin, Jr. and Nancy E. Underwood.

     The Board of Directors has nominated M. Jay Allison and David W. Sledge for re-election to the Board of Directors.

Nominees for Three-Year Term

M. JAY ALLISON, (49) President, Chief Executive Officer and Chairman of the Board of Directors

     Mr. Allison has been one of our directors since 1987, and our President and Chief Executive Officer since 1988. Mr. Allison was elected Chairman of our Board of Directors in 1997. From 1987 to 1988, Mr. Allison served as Vice President and Secretary. From 1981 to 1987, he was a practicing oil and gas attorney with the firm of Lynch, Chappell & Alsup in Midland, Texas He received B.B.A., M.S. and J.D. degrees from Baylor University in 1978, 1980 and 1981, respectively. Since July 2004, Mr. Allison has also served as Chairman of the Board of Bois d’Arc Energy, LLC, our 59.9% owned subsidiary. Mr. Allison serves on the Board of Regents for Baylor University and on the Advisory Board of the Salvation Army in Dallas, Texas.

DAVID W. SLEDGE, (48) Director

     Mr. Sledge has served as an area operations manager for Patterson-UTI Energy, Inc. since May 2004. From October 1996 until May 2004, Mr. Sledge managed his personal investments in oil and gas exploration activities. Mr. Sledge is a past director of the International Association of Drilling Contractors and is a past chairman of the Permian Basin chapter of this association. He received a B.B.A. degree from Baylor University in 1979. Mr. Sledge has served as one of our directors since May 1996.

Directors Continuing in Office

ROLAND O. BURNS, (45) Director, Senior Vice President, Chief Financial Officer, Secretary and Treasurer

     Mr. Burns has been our Senior Vice President since 1994, Chief Financial Officer and Treasurer since 1990 and our Secretary since 1991. Mr. Burns was elected one of our directors in June 1999. From 1982 to 1990, Mr. Burns was employed by the public accounting firm, Arthur Andersen LLP. During his tenure with Arthur Andersen LLP, Mr. Burns worked primarily in the firm’s oil and gas practice. Since July 2004, Mr. Burns has also served as Senior Vice President, Chief Financial Officer and a director of Bois d’Arc Energy, LLC. Mr. Burns received B.A. and M.A. degrees from the University of Mississippi in 1982 and is a Certified Public Accountant.

DAVID K. LOCKETT, (50) Director

     Mr. Lockett has been a Vice President of Dell Inc. and has managed Dell’s Small and Medium Business Group since 1996. Mr. Lockett has been employed by Dell Inc. for the last 13 years and has spent the past 25 years in the technology industry. Mr. Lockett received a B.B.A. degree from Texas A&M University in 1976. Mr. Lockett has served as one of our directors since July 2001.

CECIL E. MARTIN, JR., (63) Director

     Mr. Martin has been an independent commercial real estate developer since 1991. From 1973 to 1991, he served as Chairman of a public accounting firm in Richmond, Virginia. Mr. Martin holds a B.B.A. degree from Old Dominion University and is a Certified Public Accountant. Mr. Martin has served as one of our directors since October 1989.

NANCY E. UNDERWOOD, (54) Director

     Nancy E. Underwood was elected to our Board of Directors in 2004. Ms. Underwood is owner and President of Underwood Financial Ltd., a position she has held since 1981. Ms. Underwood holds B.S. and J.D. degrees from Emory University and practiced law at an Atlanta, Georgia based law firm before joining Underwood Development Corporation in 1981. Ms. Underwood is involved civically in the Dallas community and currently serves on the boards of the Presbyterian Hospital of Dallas Foundation, the Dallas Historical Society and the Dallas County Advisory Board of the Salvation Army.

     There are no family relationships among any of our officers or directors.

The Board of Directors recommends that stockholders vote FOR the re-election of Mr. Allison and Mr. Sledge. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise in their proxies.

(2) Ratification of Appointment of Independent Registered Public Accounting Firm

     The Board of Directors, upon the recommendation of the audit committee, has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for 2005. Stockholders are being asked to ratify this appointment. Ernst & Young LLP has served Comstock in this capacity since 2003. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so, and will be available to answer your questions.

The Board of Directors recommends that stockholders vote FOR such ratification. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise in their proxies.

     The affirmative vote of the holders of a majority of the shares of common stock present or represented and entitled to vote at the Annual Meeting is necessary for ratification of the appointment of the independent registered public accounting firm.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Principles and Code of Business Conduct and Ethics

     The Board of Directors has adopted a set of corporate governance guidelines and a code of business conduct and ethics. The governance principles and the code are available on our website at http://www.comstockresources.com, and are available upon written request to our corporate secretary.

Determinations of Director Independence

     Under rules adopted by the New York Stock Exchange (“NYSE”), we must have a majority of independent directors. No board member qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). In evaluating each director’s independence, the Board of Directors considers all relevant facts and circumstances and relationships and transactions between each director, his or her family members or any business, charity or other entity in which the director has an interest and us, our affiliates, or our executives. As a result of this review, the Board of Directors affirmatively determined that the external nominee for director at the 2005 Annual Meeting is independent from us and our management. Of the directors continuing in office, the board has determined that Messrs. Lockett, Martin, Sledge and Ms. Underwood are independent according to the NYSE’s rules.

Board of Director Meetings and Committees

     Our Board of Directors held eight meetings during 2004. During 2004, we had four standing committees: the audit committee, the compensation committee, the corporate governance / nominating committee and the executive committee. During 2004, the audit committee held nine meetings and the compensation committee and the corporate governance / nominating committee each held one meeting. The executive committee did not hold any meetings in 2004. All of our directors attended all of the board and their respective committee meetings during 2004, except one director was not in attendance at one audit committee meeting. All of our directors are strongly encouraged to attend the annual meeting of stockholders. All but one of our directors attended the 2004 annual meeting of stockholders. Each of the independent directors presides at the executive sessions of non-management directors on a rotating basis.

Adoption of Written Charters

     On July 31, 2003, the Board of Directors adopted new charters for the audit committee, the compensation committee and the corporate governance / nominating committee. A copy of the charter for each committee is available on our website at http://www.comstockresources.com. The charters of these committees are also available upon written request to our corporate secretary.

The Audit Committee

     The primary responsibility of the audit committee is to assist the Board of Directors in overseeing management and the independent registered public accounting firm in fulfilling their responsibilities in the financial reporting process of our company. The members of the audit committee are Messrs. Martin (Chairman), Lockett and Sledge.

     The Board of Directors, in its reasonable business judgement, has determined that all three members of the audit committee are independent under the listing standards of the NYSE and the rules of the Commission. In addition, the Board of Directors has determined that Mr. Martin is an “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K promulgated by the Commission. Please read the “Audit Committee Report” included in this proxy statement for additional information.

Compensation Committee

     The primary duties of the compensation committee are to assist the Board of Directors in establishing remuneration arrangements for executive officers and directors and to administer our executive compensation programs. The members of the compensation committee are Messrs. Sledge (Chairman), Lockett and Martin.

     The Board of Directors, in its reasonable business judgement, has determined that all three members of the compensation committee are independent under the listing standards of the NYSE and the rules of the Commission. None of the members of the compensation committee are, or have been, employees of Comstock, or are employees of any entity for which an executive officer serves on the Board of Directors. Please read the “Compensation Committee Report on Executive Compensation,” included in this proxy statement for additional information.

Corporate Governance / Nominating Committee

     The primary duties of the corporate governance / nominating committee are to assist the Board of Directors in identifying and evaluating candidates for members on our Board of Directors and to nominate candidates for election to our Board of Directors. The members of the corporate governance / nominating committee are Messrs. Lockett (Chairman), Sledge and Ms. Underwood.

     The Board of Directors, in its reasonable business judgement, has determined that all three members of the corporate governance / nominating committee are independent under the listing standards of the NYSE and the rules of the Commission.

Director Nominations Process

     As indicated above, the nominating functions of the Board of Directors are handled by the corporate governance / nominating committee pursuant to its charter. In evaluating nominees for membership on the board, the corporate governance / nominating committee applies the board qualification standards set forth in our corporate governance guidelines. Under these qualification standards, the corporate governance / nominating committee will take into account many factors, including education, business, governmental and civic experience, diversity, communication, interpersonal and other required skills, independence, wisdom, integrity, an understanding and general acceptance of our current corporate philosophy, a valid business or professional knowledge and experience that can bear on our problems and deliberations, an inquiring mind, the willingness to speak one’s mind and ability to challenge and stimulate management, future orientation and the willingness to commit the required time and energy.

     Other than the foregoing, there are no stated minimum criteria for director nominees, although the corporate governance / nominating committee may consider such other factors as it may deem are in the best interests of us and our stockholders. The corporate governance / nominating committee evaluates each individual in the context of the Board of Directors as a whole, with the objective of recommending nominees who can best perpetuate the success of the business, be an effective director in conjunction with the full board, and represent stockholder interests through the exercise of sound judgement using their diversity of experience in these various areas.

     Our corporate governance / nominating committee regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the corporate governance / nominating committee will consider various potential candidates who may come to the attention of the committee through current board members, professional search firms, stockholders or other persons. Each candidate brought to the attention of the corporate governance / nominating committee, regardless of who recommended such candidate, is considered on the basis of the criteria set forth in our corporate governance guidelines.

     As stated above, the corporate governance / nominating committee will consider candidates proposed for nomination by our stockholders. Stockholders may propose candidates by submitting the candidate’s name and qualifications for board membership to: Corporate Governance / Nominating Committee, care of Roland O. Burns, Corporate Secretary, Comstock Resources, Inc., 5300 Town and Country Boulevard, Suite 500, Frisco, Texas 75034. Although the corporate governance / nominating committee does not require the stockholder to submit any particular information regarding the qualifications of the stockholder’s candidate, the level of consideration that the corporate governance / nominating committee will give to the stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the nominating stockholder makes available to the committee.

Director Compensation

     In 2004, our non-employee directors received directors’ fees of $47,500 per year. In addition, the chairman of each committee received an additional retainer as follows: audit - $25,000, compensation - $10,000 and corporate governance / nominating - $5,000. In 2005, the director fees for our non-employee directors will increase to $52,500. The additional retainer paid to the chairman of each committee will remain the same, except the additional retainer to be paid to the audit committee chairman which was increased to $30,000. Each director also receives an option to purchase 20,000 shares of common stock when the director is initially elected or appointed to the Board of Directors and receives an option grant each year at the annual meeting to purchase an additional 10,000 shares of common stock. In addition, we reimburse our directors for expenses, including travel, they incur in connection with attending board or committee meetings. Executive officers of Comstock do not receive additional compensation for serving on the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who own more than 10% of our common stock to file with the Commission and the NYSE initial reports of ownership of our common stock and other equity securities, and reports of certain transactions in our securities. Such persons are required by the Commission regulations to furnish us with copies of all Section 16(a) forms they file. The Commission regulations require us to identify anyone who filed a required report late during the most recent fiscal year. Based upon a review of these records and amendments thereto, all of these filing requirements for 2004 were timely met except that Mr. Lockett filed late three Form 4s, and therefore did not timely report a total of three transactions.

EXECUTIVE COMPENSATION

     This section provides summary information regarding the compensation of M. Jay Allison, our Chairman of the Board of Directors, President and Chief Executive Officer, and our four most highly compensated officers other than Mr. Allison, who are Roland O. Burns, our Senior Vice President, Chief Financial Officer, Secretary and Treasurer; Mack D. Good, our Chief Operating Officer; Richard G. Powers, our Vice President of Land; and Michael W. Taylor, our Vice President of Corporate Development (collectively, the “named executive officers”).

     The named executive officers had their salaries reviewed and established in 2004 for 2005. This is consistent with our compensation principles for executive officers which is described in more detail in the Compensation Committee’s Report on Executive Compensation on page 11. In 2005, the named executive officers received cash bonuses for their performance in 2004. In 2004, we awarded a total of 235,000 shares of restricted stock to the named executive officers. The executive officers receive medical, group life insurance and other benefits including matching contributions under our 401(k) plan that are available generally to all of our salaried employees.

     The following table sets forth certain information regarding compensation earned during each of our last three fiscal years by each of the named executive officers.

SUMMARY COMPENSATION TABLE

					Long-Term Compensation
					Restricted		Stock
		Annual Compensation ($)			Stock		Option	All Other
Name and Principal Position	Year	Salary	Bonus	Other (1)(2)	Awards ($)		Awards (#)	Compensation (7)
M. Jay Allison,	2004	$375,000	$1,188,054	$—	$5,403,000	(3)	—	$76,288
President and Chief	2003	345,000	1,126,209	—	5,460,000	(4)	—	72,338
Executive Officer	2002	324,000	981,750	15,707	414,000	(5)	135,000	66,700

Roland O. Burns,	2004	$250,000	$534,141	$—	$4,201,200	(3)	—	$38,750
Senior Vice President and	2003	202,000	433,153	—	2,184,000	(4)	—	36,050
Chief Financial Officer	2002	190,000	399,000	4,685	103,500	(5)	33,750	32,000

Mack D. Good,	2004	$175,000	$215,000	$—	$1,001,500	(6)	—	$23,750
Chief Operating Officer	2003	159,000	180,000	—	—		30,000	21,825
	2002	150,000	157,500	—	—		25,000	20,250

Richard G. Powers,	2004	$160,000	$135,000	$—	$400,600	(6)	—	$20,500
Vice President of Land	2003	151,000	130,000	—	—		23,000	19,650
	2002	143,000	126,000	—	—		18,000	18,150

Michael W. Taylor,	2004	$169,000	$136,000	$—	$500,750	(6)	—	$20,950
Vice President of	2003	164,000	130,000	—	—		22,500	21,550
Corporate Development	2002	155,000	147,000	—	—		22,500	20,500

(1)	The value of all perquisites provided to each executive officer by us did not exceed the lesser of $50,000 or 10% of such officer’s salary and bonus for the year.

(2)	In 2002, other compensation includes the present value of interest free loans representing premiums paid by us under split-dollar life insurance arrangements for Mr. Allison of $15,707 in 2002, and for Mr. Burns of $4,685 in 2002. We ceased making further premium payments under the split-dollar arrangements in 2002.

(3)	Restricted stock grants in 2004 were made to Mr. Allison and Mr. Burns for 100,000 shares and 40,000 shares, respectively. These shares vest on January 1, 2009. The value of these restricted stock grants on the date of grant were $2,003,000 and $801,200 for Mr. Allison and Mr. Burns, respectively. Also reflected in restricted stock awards in 2004 are 1,000,000 Class C units in Bois d’Arc Energy, LLC, our 59.9% owned subsidiary, which were awarded to each of Mr. Allison and Mr. Burns. The value of the Class C unit awards to each of Mr. Allison and Mr. Burns were determined to be $3,400,000 based on a report prepared by an independent valuation specialist. The Class C units vest over a five year period with service to Bois d’Arc Energy, LLC.

(4)	Restricted stock grants in 2003 were made to Mr. Allison and Mr. Burns for 300,000 shares and 120,000 shares, respectively. One-third of such grants vest on each of January 1, 2006, 2007 and 2008.

(5)	Restricted stock grants in 2002 were made to Mr. Allison and Mr. Burns for 45,000 shares and 11,250 shares, respectively. Such shares vest on July 1, 2006.

(6)	Restricted stock grants in 2004 were made to Messrs. Good, Powers and Taylor for 50,000 shares, 20,000 shares and 25,000 shares, respectively. One-fourth of such shares vest on January 1, 2006, 2007, 2008 and 2009.

(7)	This amount represents matching contributions under our 401(k) profit sharing plan and life insurance policy premiums paid by us for the benefit of our executive officers pursuant to our Executive Life Insurance Plan. Participants in this plan will, upon retirement, receive an assignment of the policies including their full cash surrender value. Therefore, these amounts represent the full premiums we paid for these policies.

     None of the named executive officers were granted stock options during 2004 exercisable for our common stock. However, Messrs. Allison and Burns were granted options exercisable for Class B units of Bois d’Arc Energy, LLC, as compensation for their services as officers of Bois d’Arc Energy, LLC. The table below sets forth information regarding the Bois d’Arc Energy, LLC Class B unit options.

OPTION GRANTS

Bois d’Arc Energy:

					Potential Realizable
					Value
	Number of				At Assumed Annual
	Securities				Rates of Stock Price
	Underlying	Percent of			Appreciation for
	Options	Total Options	Exercise	Expiration	Option Term(3)
Name	Granted(1)	Granted(2)	Price	Date	5%	10%
M. Jay Allison	500,000	17.9%	$6.00	2014	$3,857,646	$7,919,656

Roland O. Burns	500,000	17.9%	$6.00	2014	$3,857,646	$7,919,656

(1)	The options are exercisable for Class B units of Bois d’Arc Energy, LLC.

(2)	This percentage represents the share of options awarded to the named executive officer compared to the total number of options for Class B units of Bois d’Arc Energy, LLC awarded to all of the employees of Bois d’Arc Energy, LLC during the fiscal year.

(3)	The initial fair value of the Class B units was determined to be $8.42 per unit based on a report prepared by an independent valuation specialist.

     The following table sets forth certain information with respect to the value of our named executive officers’ option exercises in 2004 and unexercised options at December 31, 2004.

OPTION EXERCISES IN 2004/OPTIONS HELD AT YEAR END

Comstock:

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options
	Acquired on	Value	Options at Fiscal Year End		at Fiscal Year End(1)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
M. Jay Allison	535,000	$6,283,581	1,440,000	135,000	$19,910,000	$2,110,050

Roland O. Burns	100,000	1,001,910	385,000	33,750	5,428,694	527,513

Mack D. Good	32,000	458,803	380,000	55,000	496,425	506,250

Richard G. Powers	23,000	412,275	109,000	41,000	1,459,275	369,890

Michael W. Taylor	95,750	1,040,780	99,000	45,000	1,059,575	438,300

(1)	The last sale price for a share of common stock as reported by the NYSE on December 31, 2004 was $22.05 and the exercise prices of the options in this table ranged from $3.44 to $12.38 per share.

Bois d’Arc Energy:

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options
	Acquired on	Value	Options at Fiscal Year End		at Fiscal Year End(1)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
M. Jay Allison	—	—	—	500,000	—	$1,210,000

Roland O. Burns	—	—	—	500,000	—	1,210,000

(1)	As of the date of this proxy statement, Bois d’Arc Energy, LLC had no public market for its shares. The fair value of the Class B units was determined to be $8.42 per unit based on a report prepared by an independent valuation specialist.

Employment Agreements

     Effective June 1, 2002, we entered into employment agreements with M. Jay Allison, our President and Chief Executive Officer, and Roland O. Burns, our Senior Vice President, Chief Financial Officer, Secretary and Treasurer. Under the agreements, we have agreed to employ each of Messrs. Allison and Burns for a term of three years. As of each anniversary of the agreements, the agreements will automatically be extended for an additional year, so that the remaining term of the agreements will be three years as of each June 1. The agreements provide that the base salary for Messrs. Allison and Burns will be no less than $375,000 and $250,000, respectively. Each of the agreements provides for the payment of severance benefits if the employee is terminated without cause, in an amount equal to 150% of his salary and bonus for the fiscal year, plus continued medical benefits for 18 months. If there is a change of control of Comstock and the executive terminates employment within six months thereafter (or is terminated by Comstock without cause at any time thereafter), the severance benefit payable to the employee is 300% of his salary and highest annual bonus.

Supplemental Executive Retirement Plan

     In 2001, we adopted a supplemental retirement plan called the Executive Life Insurance Plan. The purpose of the Plan is to provide supplemental retirement benefits to all of our executive officers. Under this plan, we contribute five percent (5%) of each participant’s annual compensation to purchase a variable universal life insurance policy. During employment, the participants may designate a beneficiary to receive payment of the death benefit (reduced by the amount of the premiums paid by us, which are repaid to us), but have no rights of ownership in the policy. Upon a participant’s retirement on or after January 1, 2006, or upon a change of control of Comstock, the policy will be transferred to the participant.

Compensation Committee Report on Executive Compensation

Executive Compensation – Philosophy and Program Components

     Our philosophy is to provide a comprehensive compensation program to attract, retain and reward key members of management who contribute to our success and to motivate the management team in the development and execution of current and long-term business strategies and goals. The three primary components of our executive compensation are base salary, cash bonuses and stock-based incentives. Stock options and restricted stock grants are made available to key employees under the 1999 Long-term Incentive Plan. Executives also participate in certain benefit plans available to all salaried employees. We believe that a significant portion of our executive officers’ compensation should be linked to our stock’s performance and, in keeping with that objective, a substantial portion of the compensation package is comprised of restricted stock grants. Comstock’s strategic and operating financial results in 2004 exceeded the Board of Directors’ goals for the year. In view of these results, the compensation committee believes the compensation paid to our executive officers in 2004 was appropriate.

Base Salary

     In 2004, base salaries for executive officers were based upon the individual’s responsibilities, experience and expected performance, taking into account among other things, the individual’s initiative, contributions to Comstock’s overall performance, managerial ability and handling of special projects. These same factors are applied by the Chief Executive Officer, with the assistance of the executive officers, to establish base salaries for other key management employees. Base salaries for executive officers generally are reviewed annually for possible adjustment, but are not necessarily changed that often. The compensation committee also uses industry comparisons to ensure that the base salaries for the executive officers remain competitive in keeping with the objective of retaining key members of management.

Bonuses

     In 2004, the compensation committee approved cash bonuses for key employees based on Comstock’s performance during 2004. The compensation committee reviewed the 2004 bonus awards to the employees that were recommended by our Chief Executive Officer and approved them without change.

Stock-Based Awards

     Comstock’s named executive officers and other key employees are eligible to receive stock-based awards under the 1999 Long-term Incentive Plan. The objectives of the plan are to attract and retain key employees, and to motivate them to achieve long-range goals. Awards in 2004 to executive officers consisted entirely of restricted stock grants. Other key employees received stock options. Because the employees value from stock-based awards is based on our stock price performance, the compensation committee believes stock-based awards create a strong incentive to improve long-term financial performance and increase shareholder value. Stock-based awards are forfeitable if such individuals do not remain employees for the vesting period, which is typically a four year period.

Chief Executive Officer Compensation

     For his performance in 2004, a cash bonus was paid to Mr. Allison. As with all executive officers, Mr. Allison’s bonus compensation is linked to individual performance and our corporate performance. Mr. Allison also received a long-term award of restricted stock grants of 100,000 shares which will not vest until January 1, 2009. Based upon the strategic accomplishments of Comstock and the individual achievement of Mr. Allison, the compensation committee believes that the salary, bonus and restricted share awards to Mr. Allison are fair and competitive. Comstock achieved a number of strategic objectives under Mr. Allison’s leadership during 2004 including the refinancing of all of its long-term debt, the formation of Bois d’Arc Energy and a $62 million acquisition of producing oil and gas properties.

$1 Million Deduction Limit

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the corporate income tax deduction for compensation paid to each executive officer shown in the summary compensation table in the proxy statement of a public company to $1 million, unless the compensation is “performance-based compensation” and qualifies under certain other exceptions. Our policy is primarily to design and administer compensation plans which support the achievement of long-term strategic objectives and enhance shareholder value. Where it is consistent with the compensation philosophy, the compensation committee will also attempt to structure compensation programs that are tax-advantageous to us. Awards under the 1999 Long-term Incentive Plan qualify as “performance based compensation”.

Bois d’Arc Energy, LLC

     In July 2004, Comstock contributed certain Gulf of Mexico oil and gas properties to a newly formed entity, Bois d’Arc Energy, LLC. At December 31, 2004, Comstock owned 59.9% of the outstanding equity interests in Bois d’Arc Energy, LLC. Comstock’s Chief Executive Officer, M. Jay Allison, and its Chief Financial Officer, Roland O. Burns, also serve as the Chairman and Chief Financial Officer, respectively, of Bois d’Arc Energy, LLC. As compensation for their services rendered to Bois d’Arc Energy, LLC during 2004, Messrs. Allison and Burns received awards of options and restricted units, subject to vesting, in Bois d’Arc Energy, LLC. These awards are reflected in the Summary Compensation Table and the Option Grants Table set forth in this proxy statement. Other than the options and restricted units, Bois d’Arc Energy, LLC has not paid any salary, bonus, or other compensation to Mr. Allison or Mr. Burns. In 2004, Comstock received $120,000 in compensation for financial and human resources services that it provided to Bois d’Arc Energy, LLC.

Compensation Committee of the Board of Directors

David W. Sledge, Chairman
David K. Lockett
Cecil E. Martin, Jr.

Compensation Committee Interlocks and Insider Participation

     As of December 31, 2004, the following persons served on the compensation committee: David W. Sledge (chairman), David K. Lockett and Cecil E. Martin, Jr. None of the members of the compensation committee are, or have been, employees of Comstock or are employees of any entity for which an executive officer serves on the Board of Directors.

Audit Committee Report

     The audit committee assists the Board of Directors in overseeing: (1) the integrity of Comstock’s financial statements, (2) Comstock’s compliance with legal and regulatory requirements, (3) the independence, qualifications and performance of Comstock’s independent registered public accounting firm and (4) Comstock’s performance of its internal audit function. The Board of Directors has made a determination that the members of the audit committee satisfy the requirements of the NYSE listing standards as to independence, financial literacy and experience. The Board of Directors also determined that Mr. Martin is an “audit committee financial expert,” as defined by the rules of the Commission. In 2003, the Audit Committee established a procedure for receiving and addressing anonymous complaints regarding financial or accounting irregularities. The Audit Committee set up a toll free ethics and compliance hotline managed by an independent third party. This hotline is available 24 hours a day, 7 days a week to enable employees to communicate concerns to management without fear of retaliation.

     Management is responsible for the preparation, presentation and integrity of Comstock’s financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards. Consistent with its oversight role, the audit committee met with Ernst & Young LLP with and without management present to discuss the results of their examinations and evaluations of Comstock’s internal controls. The audit committee also reviewed and discussed Comstock’s progress on complying with Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board’s Auditing Standard No. 2 regarding the audit of internal control over financial reporting.

     Ernst & Young LLP served as Comstock’s independent registered public accounting firm during 2004, and the audit committee has recommended, and the Board of Directors has approved, the reappointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2005. Representatives of Ernst & Young LLP will be present at the annual meeting and will have the opportunity to make a statement and respond to appropriate questions from stockholders.

     In performing its oversight role, the audit committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with Ernst & Young LLP, the firm’s independence.

     Based on the review and discussions referred to in the above paragraph, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

     The members of the audit committee are not professionally engaged in the practice of auditing or accounting for Comstock and are not experts in auditor independence standards. Members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and our registered public accounting firm. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of Comstock’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that Ernst & Young LLP is in fact independent. The independent registered public accounting firm is responsible for performing an audit of the financial statements and of management’s assessment the effectiveness of the Company’s internal control over financial reporting in accrodance with the standards of the Public Accounting Oversight Board.

Audit Committee of the Board of Directors

Cecil E. Martin, Jr., Chairman
David K. Lockett
David W. Sledge

PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total stockholder return on our common stock during the five years ended December 31, 2004 with the cumulative return on the New York Stock Exchange Index and an index composed of all publicly traded oil and gas companies within SIC Code 1311, consisting of 188 companies. The graph assumes that $100 was invested in each category on the last trading day of 1999 and that dividends, if any, were reinvested.

Value of $100 Investment made on December 31, 1999:

	2000	2001	2002	2003	2004
Comstock	$513	$243	$323	$671	$767
Public Oil & Gas Producers	127	117	124	200	254
New York Stock Exchange	102	93	76	99	111

OTHER MATTERS

Registered Public Accounting Firm and Fees

     We have retained Ernst & Young LLP as our registered public accounting firm, as recommended by the audit committee and approved by the Board of Directors.

     The table set forth below indicates the amounts billed by Ernst & Young LLP during 2003 and 2004 for services provided to us.

	2003	2004
Audit fees(1)	$139,450	$555,992

Audit related fees(2)	—	—

Tax fees(3)	85,275	63,395

All other fees	—	—

Total	$224,725	$619,387

(1)	Audit fees consist of fees for the audit of our annual financial statements and the assessment and management’s assessment of internal control over financial reporting, review of quarterly interim financial statements, and for services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements. Amount for 2004 includes fees of $201,854 relating to the audit of internal control over financial reporting required by the Sarbanes-Oxley Act of 2002.

(2)	Audit related fees consist of fees for assurance and related services that are reasonable related to the performance of the audit or review of our financial statements.

(3)	Tax fees include fees for tax compliance, tax advice and tax planning.

     In addition, Bois d’Arc Energy, LLC, our 59.9% owned subsidiary, was billed $421,406 by Ernst & Young LLP during 2004 for audit and audit related fees.

Audit Committee’s Pre-Approval Policy and Procedures

     The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the registered public accounting firm. These services may include audit services, audit related services, tax services and other services. Pre-approval is detailed as to the particular service or category of service and is subject to a specific engagement authorization. The audit committee requires the registered public accounting firm and management to report on the actual fees charged for each category of service at audit committee meetings throughout the year.

     During the year, circumstances may arise when it becomes necessary to engage the registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval authority from the chairman of the audit committee, who must report on such approvals at the next scheduled audit committee meeting.

     All fiscal year 2004 audit and non-audit services provided by the registered public accounting firm were pre-approved.

Stockholder Proposals

     Any stockholder who desires to submit a proposal for presentation at the 2006 Annual Meeting of Stockholders and wishes to have such proposal (a “Rule 14a-8 Proposal”) included in our proxy materials, must submit the Rule 14a-8 Proposal to us at our principal executive offices no later than December 21, 2005, unless we notify the stockholder otherwise. Only those Rule 14a-8 Proposals that are timely received by our Corporate Secretary and proper for stockholder action (and otherwise proper) will be included in our proxy materials.

     Any stockholder who desires to submit a proposal for action at the 2006 Annual Meeting of Stockholders, but does not wish to have such proposal (a “Non-Rule 14a-8 Proposal”) included in our proxy materials, must submit such Non-Rule 14a-8 Proposal to Comstock at our principal executive offices no later than March 4, 2006, unless we notify the stockholder otherwise. If a Non-Rule 14a-8 Proposal is not received on or before March 4, 2006, then we intend to exercise our discretionary voting authority with respect to Non-Rule 14a-8 Proposal. “Discretionary voting authority” is the ability to vote proxies that stockholders have executed and returned to us, on matters not specifically reflected in our proxy materials, and on which stockholders have not had an opportunity to vote by proxy.

     Written request for inclusion of any stockholder proposal should be addressed to: Roland O. Burns, Corporate Secretary, Comstock Resources, Inc., 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034. Comstock recommends that such proposal be sent by certified mail with return receipt requested.

     There were no stockholder proposals submitted for the 2005 Annual Meeting.

Stockholder Communications

     Interested parties may communicate directly with the entire Board of Directors or with our outside directors by submitting a letter addressed to the member or members of the Board of Directors to whom the communication is addressed, to Roland O. Burns, Corporate Secretary, Comstock Resources, Inc., 5300 Town and Country Blvd., Suite 500, Frisco, Texas, 75034. All such communications, other than unsolicited commercial solicitations or communications, will be forwarded to the appropriate director for review.

Annual Report

     Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the SEC, will be sent to any stockholder without charge upon request. You may forward written requests to Investor Relations, Comstock Resources, Inc., 5300 Town and Country Blvd., Suite 500, Frisco, Texas, 75034. Oral requests may be made by calling our principal executive offices at (972) 668-8800. Our Annual Report on Form 10-K is also available on the SEC’s website http://www.sec.gov and our website http://www.comstockresources.com.

Roland O. Burns
Secretary

Frisco, Texas
April 19, 2005

COMSTOCK RESOURCES, INC.
ANNUAL MEETING OF STOCKHOLDERS

May 16, 2005
10:00 a.m.
at the Westin Stonebriar Resort

Directions to the
Westin Stonebriar Resort
1549 Legacy Drive
Frisco, Texas 75034

COMSTOCK RESOURCES, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS — MAY 16, 2005

The undersigned hereby appoints M. Jay Allison and Roland O. Burns, and each of them with full power of substitution, attorneys, agents and proxies of the undersigned to vote as directed on the reverse the shares of stock which the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Stockholders of Comstock Resources, Inc. to be held Monday, May 16, 2005 at 10:00 a.m. and any adjournment or adjournments thereof. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares of stock and hereby ratifies and confirms all that said attorneys, their substitutes, or any of them, may lawfully do by virtue hereof.

(To be Signed on Reverse Side.)

FORM OF PROXY

	x	PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

		FOR ALL NOMINEES	WITHHOLD AUTHORITY FOR ALL NOMINEES	FOR ALL EXCEPT (See instructions below)

1.	Election of Two (2) Class B Directors (term expires in 2008):				NOMINEES: ___ M. Jay Allison ___ David W. Sledge

		_________	_________	_________

INSTRUCTION: To withhold authority to vote for the individual nominee, mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: X

2.	Proposal to ratify the appointment of Ernst & Young LLP independent registered public accounting firm for 2005.

3.	In their discretion on such other matters which may properly come before this meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.

SIGNATURE(S)	DATE:

NOTE: Please sign exactly as your name appears on this proxy. If your stock is jointly owned, both parties must sign. Fiduciaries and representatives should so indicate when signing, and when more than one is named, a majority should sign.